UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                       ----------------------------------



                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): February 5, 2004



                              REHABCARE GROUP, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                       0-19294                    51-0265872
   (State or other              (Commission File             (I.R.S. Employer
   jurisdiction of                   Number)                  Identification
   incorporation)                                                 Number)



        7733 Forsyth Boulevard
              17th Floor
         St. Louis, Missouri                               63105
(Address of principal executive offices)                (Zip Code)



       Registrant's telephone number, including area code: (314) 863-7422


================================================================================

Item 7.        Financial Statements and Exhibits.

(c) Exhibits

     The following exhibits are furnished pursuant to Item 9 and Item 12 hereof and should not be deemed to be "filed" under the Securities Exchange Act of 1934:

               99.1 Press release dated February 5, 2004, announcing our fourth quarter and year end 2003 revenues and EPS and guidance for 2004.

               99.2 The script for a conference call held by the registrant on February 5, 2004


Item 9.        Regulation FD Disclosure.

     The information in Exhibit 99.2 is incorporated herein by reference.

Item 12.       Results of Operations and Financial Condition.

     The information in Exhibit 99.1 is incorporated herein by reference.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 5, 2004

                                       REHABCARE GROUP, INC.



                          By:/s/Vincent L. Germanese
                                -----------------------------------------------
                                Vincent L. Germanese
                                Senior Vice President, Chief Financial Officer
                                    and Secretary

                                  EXHIBIT INDEX

Exhibit No.       Description

99.1 Press release dated February 5, 2004, announcing our fourth quarter and year end 2003 revenues and EPS and guidance for 2004.

99.2 The script for a conference call held by the registrant on February 5, 2004

                                                                    Exhibit 99.1
                    CONTACT: RehabCare Group, Inc.
                             John H. Short, Ph.D.
                             Interim Chief Executive Officer
                             Vincent L. Germanese
                             Chief Financial Officer
                             Betty Cammarata, Dir.- Investor Relations
                             (314) 863-7422
                                    or
                             Financial Dynamics
                             Gordon McCoun
                             Press: Sean Leous
                             (212) 850-5600

FOR IMMEDIATE RELEASE
Thursday, February 5, 2004

REHABCARE GROUP, INC. REPORTS FOURTH QUARTER AND YEAR END 2003 REVENUES AND EPS
                          AND GIVES GUIDANCE FOR 2004

ST. LOUIS, MO, February 5, 2004--RehabCare Group, Inc. (NYSE:RHB) today reported financial results for the fourth quarter and year ended December 31, 2003. Results for the quarter and full year are summarized below including the after tax loss of $30.6 million on the StarMed net assets held for sale.

                                         Quarter Ended         Full Year Ended
                                    Dec.31,  Sept 30, Dec.31,      Dec.31,
                                     2003     2003     2002      2003     2002
--------------------------------------------------------------------------------
Consolidated Operating Revenues    $129.5    $135.0    $140.8 |$539.3    $562.6
Consolidated Net Earnings (Loss)    (25.5)(a)   3.3(d)    7.4 | (13.7)(a)  24.4
Consolidated Diluted
  Earnings (Loss) Per Share         (1.58)(a)  0.20(d)   0.45 | (0.86)(a)  1.38
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
HRS Inpatient Operating Revenues     34.8      34.2      33.8 | 136.9     130.7
HRS Outpatient Operating Revenues    12.1      12.3      12.2 |  49.0      49.0
--------------------------------------------------------------------------------
HRS Operating Revenues               46.9      46.5      46.0 | 185.9     179.7
HRS Operating Earnings                9.9       8.6(e)    9.0 |  33.6      32.2
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Contract Therapy Operating Revenues  33.4      33.6      29.0 | 130.8     105.3
Contract Therapy Operating Earnings   1.4       0.9(e)    2.9 |   5.9       9.1

--------------------------------------------------------------------------------
Supplemental Operating Revenues      28.4      29.6      38.9 | 125.9     172.0
--------------------------------------------------------------------------------
Travel Operating Revenues            21.0      25.6      26.9 |  98.0     105.5
--------------------------------------------------------------------------------
Staffing Operating Revenues        $ 49.4(b) $ 55.2(b)  $65.8 |$223.9(b) $277.5
Supplemental Gross Profit Margin     16.9%     18.5%     24.0%|  19.1%     23.5%
Travel Gross Profit Margin           18.7%     16.0%     22.0%|  18.3%     21.7%
------------------------------------------------------------------------------
Staffing Gross Profit Margin         17.6%     17.3%     23.2%|  18.8%     22.8%
Staffing Operating Earnings (Loss) $(45.8)(c)$ (2.6)(e) $ 0.1 |$(52.5)(c)$ (1.7)
--------------------------------------------------------------------------------

Amounts are in millions, except per share data.

(a) Includes a loss on net assets held for sale of $30.6 million, or $1.90 per diluted share, after tax
(b) Includes intercompany sales of $0.2 million, $0.3 million and $1.3 million for the three months ended December 31, 2003, September 30, 2003, and twelve months ended December 31, 2003, respectively that Staffing has sold to Hospital Rehabilitation Services and Contract Therapy at market rates
(c)  Includes a pretax loss on net assets held for sale of $43.6 million
(d) Includes restructuring charge of $0.8 million, or $0.05 per diluted share, after tax
(e) The third quarter restructuring charge was included in consolidated operating earnings, but not allocated to the individual operating divisions

     John H. Short, Ph.D., interim president and chief executive officer, commented, "We are making tangible progress on the execution of the strategy that we announced several months ago. A key event for us in the fourth quarter was the agreement to sell the StarMed Staffing Group business to InteliStaf Healthcare. In addition to immediately helping our earnings, we believe our equity ownership in InteliStaf will be a very valuable asset for the Company over time. Further, the agreement we signed with Signature Health Care Foundation on December 31, 2003 has the potential to be the largest outpatient management contract in the Company's history, and is an example of how we will look to create closer partnerships with our clients and extend the continuum of care from the acute care setting to the home. Finally, our announcement this week of the development of an acute freestanding rehabilitation hospital in conjunction with UCLA and a capital partner as well as our acquisition of CPR Therapies, LLC. demonstrates our focus on target markets and concentration of programs within a target market."
     "This has been an important period of transition for RehabCare as we work to return to our historic rates of growth and profitability. We are pleased that our performance has begun to reflect the actions we have taken since mid-year 2003. Despite a challenging business climate, fourth quarter operating earnings in the Hospital Rehabilitation Services and Contract Therapy divisions improved from the prior quarter, as we benefited from improved contribution margins and the restructuring we put in place earlier in the year. The fourth quarter operating results of the Staffing division were negatively impacted by the previously announced charge to write-down the carrying value of StarMed's net assets."
     On February 2, 2004, RehabCare closed the sale of its StarMed Staffing Group business to InteliStaf Healthcare in exchange for an approximate 25 percent equity share of InteliStaf. Included in the fourth quarter results was a pretax charge of $43.6 million, $30.6 million after tax, equal to $1.90 per diluted share, to reflect the write-down of the carrying value of StarMed net assets to their estimated fair value less costs to sell. The StarMed business was recorded as assets and liabilities held for sale in the Company's balance sheet at December 31, 2003.
     Prior to its sale, the Staffing division experienced declines in quarterly operating revenues both year-over-year and sequentially, primarily due to healthcare clients' efforts to reduce costs during a soft economy. Seasonality also affected the sequential decline within the Travel division. This external environment caused a decline in weeks worked both sequentially and year-over-year and closures of unsustainable branches. On a positive note, gross profit margins increased by 30 basis points sequentially due to management efforts in both operating segments, offset by a $0.6 million increase equal to 120 basis points in professional liability insurance.

Operational Overview of Fourth Quarter
--------------------------------------
o The Hospital Rehabilitation Services division (HRS) achieved year-over-year and sequential growth in operating revenues due primarily to higher inpatient revenue. Inpatient operating revenues increased by 2.9 percent from the year-ago quarter and 1.8 percent from the third quarter of this year as a result of improved revenues per program. Average number of inpatient programs declined from 133 to 128 both year-over-year and sequentially. Outpatient operating revenues were down 0.6 percent year-over-year and 2.1 percent sequentially. Improved operating revenues per program were offset by a decline in average programs from 52 to 46 year-over-year and from 48 to 46 sequentially. The declines in the average number of programs for the division reflect decisions by clients to self-operate, withdrawal by the Company due to limited opportunity and hospital unit closures.

     Operating earnings for the division increased 10.0 percent compared to the year-ago quarter, and increased 14.7 percent sequentially as selling, general and administrative expenses declined significantly due to the Company's third quarter 2003 restructuring. The division also benefited from a pretax settlement of approximately $0.6 million in connection with the closing of two programs.

o The Contract Therapy division improved quarterly operating revenues by 15.1 percent year-over-year while revenue was essentially flat sequentially. The average revenue per location decreased 3.2 percent from last year's fourth quarter and 2.2 percent sequentially.

     Quarterly operating earnings declined 52.5 percent year-over-year; however, they grew 50.3 percent over the third quarter. Much of the year-over-year decline is the result of increased salary and related expenses associated with difficulties experienced in adjusting staffing levels to the declines in revenue brought about by the Part B therapy caps and the short-term lack of location-by-location management information resulting from the implementation of the Company's proprietary PROMOS system in August. The sequential growth over the third quarter is directly attributable to the restoration of the division's management information tools. The division's operating earnings were also positively impacted by the restructuring previously mentioned.

     The above-mentioned Part B therapy caps were in effect from September 1 until December 8, when a moratorium on the caps was included with the Medicare Drug Bill. The moratorium extends until December 31, 2005 to allow time for the development of alternative Part B therapy recommendations that would replace the therapy caps.

     The Company's balance sheet at year-end remains strong with more than $38 million in cash and short-term investments, no long-term debt and an unused credit facility in excess of $110 million to support our strategic initiatives. Our cash generation remains strong, with $14.0 million in operating cash flow for the quarter before capital expenditures of about $1.3 million. Operating cash flows in the quarter were positively impacted by reductions in accounts receivable and increases in payables and accruals reflecting increased insurance reserves.
     Diluted shares outstanding decreased by 2.5 percent from last year's fourth quarter and 9.3 percent from last year's full year, primarily due to the repurchase of 1.7 million shares under the stock repurchase program, which was completed during the second half of 2002.

Update on Strategic Initiatives
-------------------------------
     In the HRS division, the Company has taken four steps to improve its operating performance. First, a new senior business development executive, who has extensive industry experience, has been appointed to lead the effort in revitalizing HRS' approach to business development. Second, RehabCare will invest an additional $600,000 in improving its sales processes, developing new sales strategies and in strategic sales training for its business development officers. Third, management will focus its attention on providing "add-on" products to the Company's 111 single service clients, recognizing that the more products managed in a relationship, the stronger that relationship becomes, which improves opportunities for retention. And, fourth, RehabCare will provide capital opportunities to many of our existing management contract relationships, creating expanding partnerships with larger programs and longer terms.
     In our Contract Therapy division, the Company will support its already strong sales development program with a more aggressive, and targeted, marketing and advertising campaign designed to create awareness of its full continuum of care product offerings and to further reinforce its industry-wide reputation as a leading expert in managing the post-acute continuum. Second, management has implemented a more targeted approach to the sales development process, concentrating the Company's resources on selected primary and secondary markets where management's analysis indicates RehabCare has ample opportunities to grow its business more profitably. Third, with the conversion to PROMOS fully executed, management now has the requisite tools to focus on the key business indicators to monitor and improve profit margins. And, fourth, management has implemented a more disciplined methodology to the Company's pricing policies, ensuring that each contract is profitable, minimizing opportunities for unacceptable payment risks.

2004 Guidance
-------------
     In 2004, management expects operating revenues from ongoing operations of between $335 million to $357 million for the year and earnings before interest, depreciation and amortization (EBITDA) of between $40.7 million and $43.5 million. Expectations are for diluted earnings per share in the range of $1.22 to $1.32, which includes a $1.2 million charge, net of tax ($.07 per share), in the first quarter from the sale of StarMed to InteliStaf. The charge relates to final determination of the loss on the sale of StarMed, principally in working capital adjustments, severance provisions and leasehold consolidation costs.
     Guidance relating to earnings per share assumes a 39 percent effective tax rate and an estimated 16.8 million diluted shares. Capital requirements are estimated at $10.5 million composed of $4.9 million for routine capital expenditures, $3.9 million for acquisitions and approximately $1.7 million remaining to be drawn on a line of credit extended to Signature Healthcare Foundation, which the Company expects to be fully drawn on during 2004.

     The following are highlights, which are included in the Company's guidance:

o For the Hospital Rehabilitation Services division, operating revenues are expected to decline between 1 percent and 7 percent from 2003 levels due to the effects of the 65 Percent Rule and net reductions in inpatient and outpatient programs as more clients attempt to self operate programs. These reductions and related resource changes net of selling, general and administrative reductions are estimated to reduce operating earnings from 18 percent of operating revenues in 2003 to 15 percent in 2004.
o For the Contract Therapy division, revenues are expected to increase between 13 percent and 20 percent from 2003 levels due to continued growth in contracts, same store operating revenues and the addition of the CPR Therapies business. Improvements in contribution margins and reductions in selling, general and administrative expenses are expected to increase operating earnings as a percent of operating revenues to 7 percent in 2004 from 5 percent in 2003.
o Operating revenues associated with the CPR Therapies and Signature Healthcare Foundation transactions are expected to range between $7.7 and $8.5 million in the aggregate with operating earnings approximately 10 percent of operating revenue. These amounts have been included in our 2004 guidance. Because we have additional requirements to initiate operations for the UCLA transaction, the Company's guidance does not include UCLA operations at this time.
o Overall selling, general and administrative expenses are expected to decline to about 15 percent of operating revenue in 2004 from about 17 percent of operating revenue in 2003. Factors affecting this decline are the effect of the 2003 restructuring offset by 2004 budgeted compensation increases, budgeted initiatives and corporate general and administrative expenses, formerly absorbed by StarMed in 2003 to be retained by the Company in 2004 to support acquisition and joint ownership transactions.
o Going forward, the Staffing division's financial condition and results of operations will not be consolidated with the Company's continuing business and the Company's investment in InteliStaf will be accounted for under the equity method in 2004. Accordingly, the Company expects to record an estimated $0.5 million to $0.7 million (after tax) as its equity share of InteliStaf results of operations in 2004. Overall, InteliStaf expects operating revenue in the range of $425 million to $465 million and net income of about 0.5 percent of operating revenue. InteliStaf's results are expected to be negatively impacted by integration costs in 2004.

     The Company's guidance will be updated on a quarterly basis or as necessary as it announces additional acquisitions and joint ownership transactions.
     Dr. Short added, "Our pipeline of acquisition opportunities remains robust, and we are seeing substantial interest from potential partners who support our business model involving true partnerships serving the full post acute continuum of care. The combination of cash on hand, access to capital through our credit agreements and internal cash flows should allow us to take advantage of these opportunities."
     Dr. Short concluded, "While we continue to experience challenges, we expect that 2004 will be a much improved year, from a financial perspective, when compared to 2003. In order to improve the sales and margin performance of each of our divisions, we are implementing a number of initiatives that we believe will maximize their full potential. Ultimately, our objective is to better integrate the way rehabilitation services are delivered across the post acute care continuum so that we, and our clients, are in the best position to care for patients needing rehab services in the right setting, at the right cost, and with the right outcomes."
     RehabCare Group, Inc., headquartered in St. Louis, Missouri, is a leading provider of rehabilitation program and management services in over 700 hospitals, nursing homes and other long-term care facilities throughout the United States. It provides services in acute care, skilled nursing, outpatient and home health settings to fit the clinical needs of patients in a cost-effective manner. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor's Small Cap 600 Indices.

     A listen-only simulcast of RehabCare's fourth quarter and full year conference call will be available on the Company's web site at www.rehabcare.com and online at www.companyboardroom.com, beginning at 10:00 Eastern time. An online replay will be available for at least 21 days after the call. A telephonic replay of the call will be available beginning at 1:30 P.M. Eastern time today and ending at midnight on Sunday, February 29. The dial-in number for the replay is (320) 365-3844 and the access code is 718315.
     This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of the Company's continuing restructuring efforts with respect to the Company's current businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's hospital rehabilitation and contract therapy lines of business; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

NOTE: More information on RehabCare can be found on the World Wide Web at http://www.rehabcare.com

                       I. Condensed Consolidated Statements of Earnings
                       ------------------------------------------------
                        (Amounts in thousands, except per share data)
                           Three Months Ended             Year Ended
                              December 31,               December 31,
                        ------------------------    ------------------------
                                             %                           %
                        2003      2002     Change   2003      2002     Change
                        ----      ----     ------   ----      ----     ------
Operating revenues    $129,475  $140,810   (8.0)  $539,322  $562,565   (4.1)
Costs & expenses
 Operating              98,073   102,723   (4.5)   408,559   413,081   (1.1)
 Selling, general
  & administrative
     Divisions          13,842    18,225  (24.0)    65,055    74,621  (12.8)
     Corporate           6,392     5,642   13.3     26,680    26,832   (0.6)
  Restructuring charge       -         -      -      1,286         -    N/M
  Loss on assets
   held for sale        43,579         -    N/M     43,579         -    N/M
Depreciation
  & amortization         2,130     2,196   (3.0)     8,559     8,334    2.7
                       -------   -------           -------   -------
    Total costs
     & expenses        164,016   128,786   27.4    553,718   522,868    5.9
                       -------   -------           -------   -------

Operating earnings
     (loss), net       (34,541)   12,024    N/M    (14,396)   39,697    N/M

Other income
      (loss), net         (275)       (6)   N/M       (338)        9    N/M

Interest expense, net     (125)     (148) (15.5)      (574)     (357)  60.8
                       --------  -------           -------   -------
Earnings (loss)
 before income taxes    (34,941)  11,870    N/M    (15,308)   39,349    N/M

Income taxes (benefit)   (9,418)   4,512    N/M     (1,609)   14,954    N/M
                       --------  -------          --------   -------

Net earnings (loss)    $(25,523) $ 7,358    N/M   $(13,699)  $24,395    N/M
                       ========  =======          ========   =======

Diluted earnings
  (loss) per share     $  (1.58) $  0.45    N/M   $  (0.86)  $  1.38    N/M

Weighted average
 dilutive shares
 outstanding             16,124   16,529   (2.5)    16,000    17,642   (9.3)

                    II. Condensed Consolidated Balance Sheets
                             (Amounts in thousands)

                                      December 31,    December 31,
                                          2003            2002
                                      -----------     ------------
Assets
Cash & short-term investments            $38,385         $ 9,584
Accounts receivable, net                  62,444          87,221
Deferred tax assets                       14,706           2,529
Assets held for sale                      46,171               -
Other current assets                       1,912           6,122
                                        --------        --------
 Total current assets                    163,618         105,456

Equipment, net                            14,063          19,844
Excess cost of net assets acquired, net   48,729         101,685
Other assets                               6,916           8,545
                                        --------        --------
                                        $233,326        $235,530
                                        ========        ========
Liabilities & Stockholders' Equity
Payables & accruals                     $ 40,495         $37,610
Liabilities held for sale                  9,771               -
Other non-current liabilities              5,105           9,306
Stockholders' equity                     177,955         188,614
                                        --------        --------
                                        $233,326        $235,530
                                        ========        ========

                            III. Operating Statistics
                            -------------------------
                   (Revenues and Operating Earnings in 000's)

                                  Three Months Ended            Full Year
                              Dec 31,   Sept 30,   Dec 31,   Dec 31,   Dec 31,
                               2003      2003       2002      2003      2002
                               -----     ----       ----      ----      ----

Hospital Rehabilitation Services
Operating Revenues
   Inpatient                 $34,776    $34,161   $33,793   $136,852   $130,743
   Outpatient                 12,081     12,342    12,154     48,979     49,003
                            --------    -------   -------   --------   --------
    Total                    $46,857    $46,503   $45,947   $185,831   $179,746

Division Operating Earnings(a)$9,906    $ 8,634(d) $9,007   $ 33,557   $ 32,256

Average Number of Programs
   Inpatient                     128        133       133        133        135
   Outpatient                     46         48        52         48         55
                                 ---       ----       ---        ---        ---
   Total                         174        181       185        181        190


Contract Therapy
----------------

Operating Revenues           $33,401    $33,607    $29,031  $130,847   $105,276

Division Operating Earnings(a)$1,372       $913(d)  $2,888    $5,836     $9,124

Average Number of Locations      480        473        404       460        378


Staffing
--------

Operating Revenues
   Supplemental              $28,416    $29,605    $38,876  $125,916   $172,071
   Travel                     21,035     25,586     26,945    98,036    105,472
                             -------    -------   --------  --------   --------
   Total                     $49,451(b) $55,191(b) $65,821  $223,952(b)$277,543

Gross Profit Margin
   Supplemental                16.9%      18.5%      24.0%     19.1%      23.5%
   Travel                      18.7%      16.0%      22.0%     18.3%      21.7%
   Total                       17.6%      17.3%      23.2%     18.8%      22.8%

Division Operating
       Earnings (Loss)(a)    $(45,819)(c)$(2,589)(d)  $129  $(52,503)(c)$(1,683)

Weeks Worked
   Supplemental               20,932     21,434     27,889    90,886    128,396
   Travel                     10,892     13,140     13,912    50,228     54,156
                              ------     ------     ------    ------    -------
   Total                      31,824     34,574     41,801   141,114    182,552
Average Number of
   Supplemental Branches          63         70        102        73        108


(a) Division Operating Earnings (Loss) are earnings attributable to the division before interest, income taxes and other income (loss).

(b) Includes intercompany sales of $0.2 million, $0.3 million and $1.3 million for the three months ended December 31, 2003, September 30, 2003 and twelve months ended December 31, 2003 respectively that Staffing has sold to Hospital Rehabilitation Services and Contract Therapy at market rates.

(c)  Includes a pretax loss on net assets held for sale of $43.6 million

(d) The third quarter 2003 restructuring charge was not allocated to the operating segments

WE INVITE YOU TO VISIT OUR WEB SITE AFTER NOON TODAY TO VIEW KEY STATISTICS IN GREATER DETAIL @ www.rehabcare.com.

                                                                    Exhibit 99.2

                        REHABCARE CONFERENCE CALL SCRIPT
                                February 5, 2004

INTRODUCTION BY CONFERENCE OPERATOR
INTRODUCTION OF MANAGEMENT BY MORGEN-WALKE

This conference call contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause RehabCare's actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include, but are not limited to, the ability of RehabCare to integrate acquisitions and to implement client partnering relationships within the expected timeframes and to achieve the revenue and earnings levels from such acquisitions and relationships at or above the levels projected; the timing and financial effect of the Company's continuing restructuring efforts with respect to the Company's current businesses; changes in and compliance with governmental reimbursement rates and other regulations or policies affecting RehabCare's hospital rehabilitation and contract therapy lines of business; RehabCare's ability to attract new client relationships or to retain and grow existing client relationships through expansion of RehabCare's hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future operating performance of InteliStaf Holdings, Inc., and the rate of return that RehabCare will be able to achieve from its equity interest in InteliStaf; the adequacy and effectiveness of RehabCare's operating and administrative systems; RehabCare's ability and the additional costs of attracting administrative, operational and professional employees; significant increases in health, workers' compensation and professional and general liability costs; litigation risks of RehabCare's past and future business, including RehabCare's ability to predict the ultimate costs and liabilities or the disruption of its operations; competitive and regulatory effects on pricing and margins; and general economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

INTRODUCTION AND WELCOME BY ED TRUSHEIM

Good morning and thank you for joining us today. I'm Ed Trusheim, Chairman of the Board of Directors of the Company. In a few moments, I will turn the conference call over to John Short, our Interim Chief Executive Officer, for his remarks on the fourth quarter and full year's performance.

As you can see from this morning's and other recent press releases, the Company is showing improved performance in its hospital rehabilitation services and contract therapy divisions and has been active in both acquisitions and other transactions implementing our continuum strategies designed by Dr. Short. The Board is pleased with the progress made in this regard and so has continued to suspend its CEO search for the time being, in order to give Dr. Short and the management team the ability to focus on these important developments and bring them to fruition.

And now, Dr Short.

REMARKS BY JOHN SHORT

Good morning and thank you, Ed, for the update on the search process. And, thank you to those of you listening in for joining us today. With me from management are: Tom Davis, President of our Hospital Rehabilitation Services Division; Pat Henry, President of our Contract Therapy Division; Vince Germanese, Chief Financial Officer; Mark Bogovich, Chief Accounting Officer; Don Adam, Senior Vice President, Acquisitions and Betty Cammarata, Director of Investor Relations.

We will be available during the question and answer period following our formal remarks.

The last eight months have passed very quickly for our management team, the Company and me. June, July and August were dedicated to planning and implementing our successful restructuring and management reorganization and laying the foundation for our continuum, relationship and acquisition strategic initiatives. During September and October, we focused on regulatory matters, Part B therapy caps and the 65 Percent Rule, which would significantly (and in the case of the therapy caps, did significantly for a short time) impact our business. In this period, the Contract Therapy division completed an assessment of a target market strategy designed to improve efficiency and profitability and began the implementation of that initiative. We also resolved issues with the implementation of the Promos system in contract therapy. We endured short-term disruption in that business for the long-term benefit of having all of our businesses on the same patient information platform.

While we were gratified with having met these challenges, as shown in our improving results, we are most pleased with the traction we are getting with our strategic initiatives. In November and December, we successfully negotiated the sale of our StarMed Staffing division to InteliStaf Healthcare. This transaction eliminated the financial losses of staffing ahead of schedule, gives us an investment in one of the largest combined supplemental/travel healthcare staffing companies in the United States and allows us to focus on our core program management services businesses, Hospital Rehabilitation Services ("HRS") and Contract Therapy.

In January and early February, as you can tell by our announcements of the Signature, CPR Therapies and UCLA transactions, we are gaining momentum in implementing our strategic initiatives. Signature adds to our patient care delivery network in St. Louis, one of our target markets, by giving us the ability to implement outpatient clinics and a therapy home health agency. CPR Therapies marks our entrance into the Colorado market in a significant way and adds to our critical mass in California. Finally, UCLA marks an important step for our company in developing a freestanding, yet campus-based, acute rehabilitation hospital with one of the most prestigious academic medical centers in the country.

With these and future transactions come new challenges for our company in terms of integration, support services and cost management. I will address each of these later in this call.

I will now let Vince take you through the financial discussion of the Company during the quarter. After he's finished, I will give you an update on where we are with regard to our initiatives.

Thank you, John.

Revenues for the fourth quarter were $129.5 million, down 8 percent from $140.8 million a year ago. Net loss was $(25.5) million, or $(1.58) per diluted share including the StarMed writedown of $30.6 million, or $1.90 per diluted share, compared to income of $7.4 million, or $0.45 per diluted share in the year-ago quarter and $3.3 million, or $0.20 per diluted share in the prior quarter, which included a restructuring charge of $800,000 or $.05 per share. Fourth quarter 2003 results include a pretax charge of $43.6 million, equal to $1.90 per diluted share after tax, to reflect the write-down of the StarMed net assets held for sale.

Revenues for the full year 2003 were $539.3 million down 4.1 percent from $562.6 million in 2002. Like the fourth quarter, the decline in revenues was due primarily to revenue declines in our StarMed Staffing division. Net loss for 2003 was ($13.7) million, including the loss net of taxes on disposal of StarMed of $30.6 million, as compared to net income of $24.4 million in 2002.

In the Hospital Rehabilitation Services division, the inpatient business unit again experienced slightly improved operating revenue and earnings performance for the fourth quarter compared to the third quarter, driven by higher revenue per program, which, in turn, was driven by increased discharges per program, and reduced selling, general and administrative expense. Our average number of programs for the quarter was 128 and we finished the quarter with 123 programs, 6 fewer than the end of the previous quarter. There were 4 acute openings in the quarter and 10 closures, 7 of which were acute and 3 subacute. Of the closures, 5 acute units were lost to self-operation and 2 were our choice due to limited opportunity. 1 subacute unit decided to self-operate and 2 other locations closed their units. Our backlog stood at 7; 5 of which require certificates of need to open.

The outpatient business unit experienced a net 4 closures for the quarter and increased revenue per location. We had average programs of 46 and finished the quarter with 43 programs. Of the 5 closures for the quarter in inpatient, 3 decided to self-operate and we closed 2 due to limited opportunity.

We expect to see some continued attrition in 2004 as some clients seek to operate on their own. John will describe later in this call steps that we are taking to turn the tide in HRS.

With regard to the 65 Percent Rule and as previously reported to you, we have completed a unit-by-unit review of its likely impact. We looked at the market, the programs and services of the hospital and our ability to access additional patients. Based on this review, we have significant initiatives underway in about 15 units to add programs and services to mitigate the impact of the Rule. The remainder of the units is well within our ability to absorb the impact. In addition, the Contract Therapy division has the potential to benefit from the Rule, as these high-acuity rehab patients, who cannot be served in the acute rehab setting, may receive treatment in the skilled care setting served by the latter division.

In the fourth quarter, our Contract Therapy division commenced the task of assessing the profitability levels and growth potential of each geographic market it serves. The result of this work was the establishment of selected primary and secondary markets where the division felt there are ample opportunities to grow the business profitably. Consequently, this target market strategy identified various markets in which the division has not been able to operate profitably; and therefore, the division began exiting some of those markets. The implementation of this target market strategy in the fourth quarter produced a net loss of five contracts for the quarter, ending with 468 facilities, compared to 473 at the end of the third quarter. The number of openings for the quarter was 25, in line with our historical and seasonal experience and down from the 50 openings in the third quarter. Closures increased by 5 to 30, of which 18 were closures resulting from our target market strategy and 2 were closed due to unacceptable payment risk. The backlog remains very strong at 49 located in our target markets.

Operating earnings of the division increased 50.3 percent from the third quarter due primarily to productivity improvements the division was able to achieve with the restoration of its management information systems that I will discuss shortly. There was, however, a 52.5 percent decline from the same period last year. We believe the majority of this year-over-year decline is attributable to the revenue and cost impact of the Part B therapy caps that were implemented on September 1, 2003. The division received relief when a moratorium was placed on the caps as part of the Medicare Drug Bill that was signed on December 8, 2003. The moratorium is effective until December 31, 2005. Since this issue is only in moratorium, we continue to be involved in the development of alternative approaches if and when they are reinstituted and to work with other industry leaders to propose and develop other more effective solutions.

Last quarter, we informed you that the division had experienced difficulties adjusting staffing levels to the declines in operating revenues brought about by a short-term lack of location-by-location management information resulting from the implementation of our proprietary PROMOS system, which occurred in August. As an update, the major issues surrounding the conversion that adversely affected the third quarter's operations continued to impact the division until they were resolved in late October. With the superior management information available to them, management had quick access to, and was able to focus on, the key business indicators of the division and return operations closer to levels that the division had become accustomed to achieving, and we expect continued improvement in the first quarter of 2004.

As John said a few minutes ago, we completed the sale of the StarMed Staffing business to InteliStaf on February 2. For informational purposes, I will discuss briefly the operating performance of the business in the fourth quarter. The Staffing division continued to be negatively impacted by a general softness in demand, driven primarily by increases in client hiring by our healthcare clients, cost reduction efforts and a soft economy. On a long-term basis, we believe that the demand for nurses and other healthcare professionals will outpace the growth in supply.

In supplemental staffing, total weeks worked declined 2.3 percent from the prior quarter resulting from a decrease in RN and LPN placements. This slowed from the previous quarter's decline of 8.3 percent. Same store revenue decreased 14.4 percent year-over-year and 2.5 percent sequentially. Gross profit margins decreased from 18.5 percent to16.9 percent sequentially, primarily due to the impact of a $0.6 million professional liability insurance adjustment.

In travel staffing, total weeks worked decreased 17.1 percent sequentially to 10,892 as a result of softening demand during the holiday months. Partially offsetting this decline, gross profit margins increased sequentially 270 basis points due to the elimination and run-off of prior quarters' incentive programs and adjustments to compensation and meal and housing allowances.

From a financial perspective, the Company's balance sheet remains strong with more than $38 million in cash and short-term investments at December 31, no long-term debt and an unused credit facility in excess of $110 million to support our strategic initiatives. Our cash generation remains strong, with $14.0 million in operating cash flow for the quarter before capital expenditures of about $1.3 million. Operating cash flows in the quarter were positively impacted by reductions in accounts receivable and increases in payables and accruals reflecting increased insurance reserves.

Total day's sales outstanding in the fourth quarter, which included the receivables of StarMed, were 63.7 days, up 1.9 days from last quarter and 6 days from the year ago quarter. The factors contributing to the increase in DSO's are slow payments from state public aid systems that fund nursing homes, a large government contract in StarMed, the timing of payments due to the holidays and the shift in receivable mix from the HRS and Staffing divisions to the Contract Therapy division. We received several large payments in early January from several of these clients and are continuing to develop payment plans on other issues impacting the payment terms. We continue to be aggressive managing our accounts receivable given the difficult payment environment.

Finally, with regard to our outlook for 2004 -

Our press release provides details on our full-year guidance for 2004 and a number of the factors impacting our expected results of operations. To what we said in the release, I would add the following:

o Our Contract Therapy division has completed its target market review in the fourth quarter and will continue to see improvement in margins as a result compared to 2003. The division expects to continue aggressive sales efforts in our target markets and maintain historical growth levels in terms of net contracts added.

o I anticipate our day's sales outstanding to recalibrate to the mid 70's as we lose the effect of relatively low day's sales outstanding in StarMed and see the higher proportionate impact of the higher day's sales outstanding of contract therapy.

o We do not expect a significant impact on earnings from equity-based compensation as we expect to delay adoption of related FASB pronouncements until 2005 or later, if permitted.

o We expect a slight decline in our overall effective tax rates (to 39 percent) due to the elimination of certain permanent differences in StarMed relating to meal allowances.

Finally, we will update our guidance on a quarterly basis and as necessary as we add acquisitions and significant joint ownership transactions during the year.

Now I will turn the call back over to John -

Thanks, Vince,

Update on business improvement program

In July, the Company set out a four-point program to return to historical levels of revenue growth and profitability. Included in the program was a restructuring of the Company's operations to realize approximately $12 million in annual cost savings; developing a continuum of rehabilitative service capability covering inpatient, outpatient and skilled care; enhancement of client relationships; and acquisitions, joint ventures and mergers. Substantive progress has been achieved on all these initiatives.

The impact of the restructuring program is evident in comparing the fourth quarter selling, general and administrative costs of $20.2 million to the selling, general and administrative costs in the second quarter of 2003 of $24.1 million. We will not experience the full effect of the restructuring in 2004 as a portion of the cost savings will go with the StarMed transaction.

We expect that the first part of 2004 will see continued restructuring as we transition support services to InteliStaf. This transition could take up to five months for selected services such as billing, accounting and so on. Our agreement with InteliStaf calls for us to be reimbursed for the cost of the transition services we provide. Once InteliStaf no longer needs these services, we will assist those individuals involved in finding alternative employment inside or outside of our Company. We feel confident that we can effectively manage these costs estimated at about $6 million out of the Company.

More challenging to manage will be the remaining indirect costs of almost $5.6 million, which were formerly absorbed by StarMed. Properly handling these costs will require a combination of redesign of support services to eliminate unnecessary costs coupled with deliberate reassignment of certain of these services to support acquisitions like CPR Therapies and joint ownership transactions such as UCLA. We anticipate an additional reduction of some $1.6 million of these costs during the second half of the year with final disposition by the first quarter of 2005.

We are making progress in implementing our continuum of care approach as indicated by our announcement on December 31, 2003, of an agreement with Signature Health Care Foundation to provide staffing and other services to the Foundation's full service rehabilitation programs in outpatient and home health settings. This represents the construction of a comprehensive delivery system for rehabilitative services in a target market.

As I step back and look at our penetration into the St. Louis market, I see that we now manage a 49-bed acute rehabilitation unit at a major medical center, 26 rehabilitation programs in skilled nursing facilities and, through Signature, plan to develop up to 16 outpatient clinics and a therapy home health capability. We are very close, in St. Louis, to creating the model for integrated delivery of rehab care across the post acute continuum, where we are able to care for patients needing rehabilitation services in the right setting, at the right cost with the right outcome all under our clinical management. Remaining to be accomplished is completion of a common information systems platform to enable coordination of the appropriate site of service for our patients among the participants in the delivery network.

The Company completed the first in what I expect to be a series of acquisitions when we purchased the client contracts and certain other assets of CPR Therapies on February 2, 2004. CPR is a leading provider of contract rehabilitation services in skilled nursing and assisted living facilities in Colorado, California and Florida. The acquisition provides RehabCare with a significant entry into the Colorado market and increases its critical mass in California.

In addition, these contracts and their related client relationships provide a foundation for us to build continuums of care in several key markets in Colorado, Florida and California. I will keep you posted as we make progress in these markets and demonstrate that we have the capability of building a continuum of care from a skilled nursing, outpatient or inpatient foundation.

Finally, on February 4, 2004, RehabCare announced that it had signed an agreement to purchase the assets of the Neurological Rehabilitation and Research Unit of the University of California at Los Angeles Medical Center. The Company will partner with UCLA on the development of a freestanding acute care rehabilitation hospital in the Los Angeles area, and the two parties will work together to develop a clinical research network to involve many of RehabCare's inpatient and outpatient rehabilitation programs.

This transaction, while not expected to be fully implemented until 2005, is a very good example of the Company's changing views on relationships. In conjunction with a capital partner and UCLA, this project will entail a 56-bed rehabilitation hospital, leased and operated by a joint venture of RehabCare and the capital partner, in close proximity to UCLA Medical Center. At maturity, we expect this project to yield an estimated $19 million in revenues and 22 percent EBITDA and a total capital requirement of approximately $12.0 million. What remains is finalizing plans for the specific location of the facility, completing needed renovations and obtaining the various licenses needed to commence operations. I look forward to updating you in succeeding quarters on our progress on this most important project.

I am pleased with the momentum that I see developing in our acquisitions, joint ownership transactions and the pipeline of larger opportunities presenting themselves to us. I do not underestimate the challenges we need to meet with the management of our support services costs. And, I am working with the Company's management team on a number of infrastructure initiatives, which, I believe, will be essential to continuing our momentum.

o First, we must insure that our HRS division stabilizes the erosion of programs experienced over the last eighteen months. While I am concerned by this erosion, I believe we have a product that is in demand in the marketplace that requires additional sales resources. Therefore, we have taken four steps to improve our operating performance in our HRS division. First, I am pleased to announce that we have named a new senior business development executive, who has extensive industry experience, to lead the effort in revitalizing our approach to business development. Second, we are investing more than $600,000 in improving our sales processes, developing new sales strategies and in strategic sales training for our business development officers. Third, we are focusing our attention on providing "add-on" products to our 111 single service clients, recognizing that the more products we manage in a relationship, the stronger that relationship becomes while improving opportunities for retention. And, fourth, we will provide capital opportunities to many of our existing relationships, creating expanding partnerships with larger programs and longer terms.

o Second, we are completing a three-year horizon information technology strategic plan, which will enable our continuum strategy, simplify integration of businesses that we acquire, make better use of the internet for both internal process improvement and external touch to our clients and patients. This plan will be completed by the end of February and I will report to you its initiatives in our first quarter conference call.

o Finally, to insure that we have sufficient capital to finance our acquisitions and fund our larger joint ownership transactions, our finance group has begun development in conjunction with our bankers of a new credit facility, which we anticipate being completed by mid-second quarter.

With that I would like to have our operator open the call for questions.




To be read following Questions and Answers -

As a reminder, this conference call is being webcast live on our web site, www.rehabcare.com and will be available for replay beginning at 1:30 Eastern time today. For your reference, we continue to provide the statistics section on our web site offering quarterly historical statistics for each of our operating divisions for the last six years. We invite you to view this information and hope it will be useful to you.

I want to thank all that participated in this call. We appreciate the opportunity to tell the story of the new RehabCare. I also want to express my appreciation to the management team for the good spirit in which they have made difficult decisions and to John Short for his dynamic and positive leadership. Thank you. This concludes the conference call.